Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
COMPASS Pathways plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	American Depositary Shares, each representing one ordinary share, nominal value £0.008 per share (1)	457(c)	40,089,163	$9.06	$363,207,816.78	0.00011020	$40,025.50

	Total Offering Amounts							$40,025.50
	Total Fees Previously Paid							—
	Total Fee Offset							—
	Net Fee Due							$40,025.50

(1)	Represents 40,089,163 American Depositary Shares, or ADSs, each representing one ordinary share registered for resale by the selling securityholders named in this registration statement, consisting of (a) 24,012,413 ADSs and (b) 16,076,750 ADSs issuable upon the exercise of outstanding warrants to purchase ADSs. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ADSs of the Registrant that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ADSs. The ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-248514), as amended.
(2)	The ADSs will be offered for resale by the selling securityholders pursuant to the prospectus contained herein.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Capital Market on September 5, 2023.